Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2026, relating to the financial statements of Tectonic Therapeutic, Inc., appearing in the Annual Report on Form 10-K of Tectonic Therapeutic, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2026